EXHIBIT 5.1
Fennemore Craig, p.c.
Suite 1400 Bank of America Plaza, 300 South Fourth Street
Las Vegas, Nevada 89101

James M. Bush	Arthur D. Ehrenreich	C. Webb Crockett	Kenneth J. Sherk
Neal Kurn	Anthony V. Ehmann	Robert P. Robinson	Michael Preston Green
John D. Everroad	James W. Johnson	Louis F. Comus, Jr.	A. Bates Butler III
Donald R. Gilbert	Ronald L. Ballard	Timothy J. Burke	Ronald J. Stolkin
Roger T. Hargrove	William L. Kurtz	Mark A. Nesvig	George T. Cole
Lauren J. Caster	Timothy Berg	Neil H. Hiller	William L. Thorpe
Charles M. King	Cynthia L. Shupe	Phillip F. Fargotstein	John H. Mowbray[3]
Christopher H. Byrd[3]	Paul J. Mooney	Cathy L. Reece	David A. Weatherwax
Graeme Hancock	Rita A. Eisenfeld	David N. Heap	Don J. Miner
Anne L. Kleindienst	Norman D. James	Ray K. Harris	Margaret R. Gallogly
Scott M. Finical	Andrew M. Federhar	Nancy–Jo Merritt	Kimberly A. Howard Arana
Hector G. Arana	Gregg Hanks	Jay S. Kramer	Christopher L. Callahan
Jim Wright	Bryan A. Albue	David E. Vieweg	Benjamin W. Bauer
Sarah A. Strunk	Michael J. Phalen	J. Barry Shelley	Christopher P. Staring
Janet Weinstein	George O. Krauja	John Randall Jefferies	John J. Balitis, Jr.
Robert D. Anderson	James J. Trimble	Janice Procter-Murphy	Robert J. Kramer
John M. Pearce	Bruce E. Dahl[5]	Susan E. Chetlin[5]	Laurel E. Davis[3]
Jean M. Sullivan	Keith L. Hendricks	W.T. Eggleston, Jr.	Douglas C. Northup
Marc H. Lamber	Kendis K. Muscheid	Stephen A. Good	Theresa Dwyer
Susan M. Ciupak	Dewain D. Fox	Jay L. Shapiro	John E. Kofron
James D. Burgess	Scott L. Altes	Amy Abdo	Todd C. Wiley
Janna B. Day	Susan M. Wissink	Sal J. Rivera	Paul A. Krulisky
John D. Bethea	Lori A. Higuera	Heidi L. Kimzey	Ellis M. Carter
Lawrence E. Palles	Kevin J. Bonner	Thomas D. Ulreich-Power	Julio M. Zapata
John F. Daniels III	Sharon J. Oscar	William L. Asdell	Robert A. Pasionek[2]
Michele L. Tyler	Bart S. Wilhoit	Paul Moore	Erwin D. Kratz
Ali J. Farhang	Scott Day Freeman	Laura A. Lo Bianco	Cortland J. Silver
David LeGrand[3]	Don Martin[3]	Paul E. Wolf	Scott H. Thomas
Susan Stone Rosenfield	Stacie Keim Smith	David H. Benton	Jane Proctor
Jean M. Emery	Marian C. Abram	Rebecca Wetterlin[1]	Bruna E. Pedrini
Shilpa Hunter-Patel	Rodney J. Fuller	Patrick J. Black	Pamela O. Colquette
Christa D. Torralba	Elizabeth J. Whitton	Sean M. Sabo	Susan M. O
Louis D. Lopez	J. Christopher Gooch	A. Joseph Chandler	Alexander R. Arpad
Scott J. Shelley	Nicolas B. Hoskins	Todd Kartchner	William D. Sawkiw
Zora K. Shaw	Christopher L. Raddatz	Matthew J. Martinez[4]	Jamie A. Brown
Renee E. Cain	Whitney M. Sedwick	Deryck R. Lavelle	Stephen D. Benedetto
Marc A. Marra	Tyler R. Stradling	Jeffrey Meyerson	Suzanne Ogden
Mark Hawkins[3]	Jeffrey J. Steffen3|7	Paul R. Wassgren1|3	Dan G. Wilmot[3]
Jalana L. Commerford	Kerry K. Patterson	John P. Torgenson	Aaron Cain
Daniel J. Holwerda	C. W. Ross	Sherry Janssen Downer	Anthony B. Golden1|3
Brad E. Feigenbaum[6]	Joshua L. Waltman	Debra J. Polly	Gregory M. Monaco
Monica R. Ryden	James R. Bond	Sarah A. Kubiak	Jennifer L. Davenport
Thomas Loquvam	Matthew Lensch	Stephanie Ford Tribe	Jennifer Mammano
Jessica L. Tom	Stephen Brower	Gregory L. Adams	Almira Torralba
James Goodnow

[1] Admitted In California Only	[2] Admitted In Michigan Only	[3] Admitted In Nevada Only	[4] Admitted In Kentucky Only
[5] Admitted In Colorado Only	[6] Admitted In New York Only	[7] Admitted In Illinois Only
August 28, 2007
VIA FACSIMILE & U.S. MAIL
Board of Directors
Arcadia Resources, Inc.
26777 Central Park Boulevard, Suite 200
Southfield, MI 48076

Re:	Arcadia Resources, Inc., a Nevada corporation Post-effective amendment to Form S-1 (Registration No. 333-118557) on Form S-3
Ladies and Gentlemen:

Fennemore Craig, p.c.
Arcadia Resources, Inc.
August 28, 2007

     We have acted as special counsel to Arcadia Resources, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Post-effective amendment to Form S-1 (Registration No. 333-118557) on Form S-3 (collectively, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Post-effective amendment relates to the offering of up to Seventy-three Million Four Hundred Fifty-Four Thousand Nineteen (73,454,019) shares of the Company’s common stock, .001 par value per share (the “Shares”) of the Company; up to Five Million Eight Hundred Seventy-nine Thousand Thirty-six (5,879,036) Class A Warrants to purchase up to Five Million Eight Hundred Seventy-nine Thousand Thirty-six (5,879,036) shares of the Company’s common stock (the “Class A Warrants”); up to Eight Million Nine Hundred Ninety Thousand Two Hundred Seventy-seven (8,990,277) Class B-1 Warrants to purchase up to Eight Million Nine Hundred Ninety Thousand Two Hundred Seventy-seven (8,990,277) shares of the Company’s common stock (the “Class B-1 Warrants”); and up to Four Million Seven Hundred Eleven Thousand One Hundred Ten (4,711,110) Class B-2 Warrants to purchase up to Four Million Seven Hundred Eleven Thousand One Hundred Ten (4,711,110) shares of the Company’s common stock (the “Class B-2 Warrants”, together with Class A Warrants and Class B-1 Warrants, collectively the “Warrants”) by the holders (the “Shareholders”) of such Shares and such Warrants as described in the Registration Statement.
     In connection with the Registration Statement, we have examined the following documents:
          A. A draft copy of the Registration Statement, subject to completion, dated August 28, 2007, represented as filed with the Commission on August 28, 2007;
          B. Copies of the Articles of Incorporation of the Company, dated December 15, 1994, as filed with the Secretary of State of the State of Nevada (the “Secretary of State”) on December 30, 1994, as amended by that certain Certificate of Amendment, as filed with the Secretary of State on July 12, 2002, as further amended by that certain Certificate of Amendment, as filed with the Secretary of State on August 19, 2002, as further amended by that certain Certificate of Amendment, as filed with the Secretary of State on September 19, 2002, as further amended by that certain Certificate of Amendment, as filed with the Secretary of State on September 23, 2002, as further amended by that certain Amended and Restated Articles of Incorporation, dated and filed with the Secretary of State on May 4, 2004, as further amended by that certain Amended and Restated Articles, dated and filed with the Secretary of State on November 10, 2004, as further amended by that certain Amended and Restated Articles of Incorporation, dated September 26, 2006, and filed with the Secretary of State on September 28, 2006 (collectively, the “Articles”), certified as being a true, correct and complete copy by an officer of the Company;
          C. File stamped copies of the Articles of Merger, dated and filed with the Secretary of State on November 10, 2004;

Fennemore Craig, p.c.
Arcadia Resources, Inc.
August 28, 2007

          D. Copies of the Bylaws of the Company, dated December 30, 1994, as amended by those certain Amended and Restated Bylaws, dated October 31, 2002, as further amended by that certain Amendment to Bylaws, dated May 4, 2004, as further amended by that certain Amended and Restated Bylaws, dated November 10, 2004, as further amended by the Board of Directors of the Company on August 18, 2006, as further amended by the Board of Directors of the Company on February 14, 2007; as further amended by that certain Amended and Restated Bylaws, dated June 12, 2007 (collectively, the “Bylaws”), certified as being a true, correct and complete copy by an officer of the Company;
          E. Copies of resolutions of the Company’s board of directors and stockholders, all of varying dates, relating to the issuance and sale of the Shares and the Warrants; and
          F. A Certificate of Good Standing issued by the Secretary of State dated August 23, 2007.
     In rendering the opinions set forth below, we have made the following assumptions and qualifications:
          a. We have not prepared any documents or agreements in connection with the Registration Statement;
          b. In conducting our examination, we have assumed, without investigation, (i) the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents and instruments submitted to us as originals, the conformity to original documents and instruments of all such documents and instruments submitted to us as certified or photocopies and the authenticity of the originals of such copies and the accuracy and completeness of all records made available to us by the Company, (ii) the accuracy of the statements as to factual matters made by the Company and public officials, although, to our knowledge, we are not aware of any information that leads us to believe that any of these statements are inaccurate, (iii) each natural person executing any such instrument, document or agreement is legally competent to do so, (v) all corporate records made available to us by the Company are accurate and complete, (vi) the issuance of the Shares was in compliance with Nevada Revised Statutes 78.211, (vii) the Shares will be sold pursuant to the Registration Statement, (viii) the purchaser of the Shares will pay and transfer the consideration required by the selling stockholders as set forth in the Registration Statement, (ix) there are no actions, suits, proceedings or governmental investigations or inquiries pending or threatened against the Shareholders that might delay, prevent, hinder or impair in any way the Shareholders’ ability to enter into and fully perform the Shareholders’ commitments and obligations under the Registration Statement, and (x) all Shares are owned by the Shareholders free and clear of liens and restrictions on the Shareholders’ power or authority to sell and transfer the Shares pursuant to the Registration Statement and the Shareholders have good and marketable title to the Shares;

Fennemore Craig, p.c.
Arcadia Resources, Inc.
August 28, 2007

          c. The opinions herein are rendered as of the date hereof and we assume no obligation to supplement or update this letter if, after the date hereof, any applicable laws change or any matters occur or come to our attention that might change the opinions expressed herein.
          d. Our opinions herein are limited to the effect of the laws of the State of Nevada and the applicable provisions of Chapter 78 of the Nevada Revised Statutes. To the extent that the laws of jurisdictions, other than those set forth herein may apply to any matters on which we are opining, we have assumed that those laws are identical to the laws of the State of Nevada. Furthermore, we express no opinion as to the effect or applicability of securities, antitrust, or taxation laws on the Registration Statement;
          e. Our opinions herein address only those matters as to which you may have requested our opinion and we disclaim any obligation to provide an opinion on any other matter;
          f. To the extent that the opinions herein relate to the binding effect or enforceability of any agreement or instrument referred to herein (together, the “Agreements”) (i) the opinions are subject to the effect of applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other laws affecting creditors’ rights and remedies generally; (ii) the enforceability of certain provisions of the Agreements may be subject to the application of principles of equity, whether in a proceeding at law or in equity; (iii) the Agreements accurately describe and contain the mutual understanding of the parties thereto, constitute an integrated agreement between the parties thereto with respect to the matters contained therein, and that the same constitute and evidence all the agreements, reasonable expectations, and understandings between the parties thereto with respect to the matters contained therein and that there are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms thereof; (iv) the executed Agreements are in the same form as given to us for review; (v) the Agreements are entered into by the parties thereto voluntarily, absent any duress, coercion or similar constraint; (vi) all parties to the Agreements will enforce their respective rights thereunder in circumstances and in a manner which are commercially reasonable and in accordance with applicable law; (vii) the conduct of each of the parties to the Agreements has complied with any requirement of good faith, fair dealing and conscionability; (viii) the result of the application of the applicable governing law of the Agreements would not be contrary to the fundamental policy of the law of any other state with which the parties may have contact in connection with the transactions evidenced by the Agreements; (ix) no party has notice of any defense of a factual nature against enforcement of the Agreements and there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (x) the enforceability of the Agreements is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Agreements may be unenforceable under or limited by the laws of the applicable jurisdictions as set forth in the Agreements; and

Fennemore Craig, p.c.
Arcadia Resources, Inc.
August 28, 2007

          g. Whenever a statement herein is qualified by the phrase “to our knowledge” or “known to us” or a similar phrase, we have, with your consent, advised you concerning only the conscious awareness of the facts in the possession of those attorneys who have performed substantial and material legal services on behalf of the Company, and which knowledge we have recognized as being pertinent to the matters set forth herein.
          Subject to the foregoing assumptions and qualifications, we are of the opinion that the Shares and the Warrants identified in the Registration Statement are or will be, when sold, validly issued, fully paid and non-assessable, and that the Warrants are binding obligations of the Company.
          This letter may be relied upon only by you and only in connection with the Registration Statement. We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Such consent does not constitute a consent under Section 7 of the Act, since we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Except as set forth herein, neither this letter nor any opinion expressed herein is to be filed with any government agency, quoted or referred to in any public or other document, circulated, delivered or disclosed to, or relied upon or otherwise used by, any other person or entity, or for any other purpose without our prior express written consent. Our opinions are limited to the matters expressly set forth in this letter, and no opinion may be inferred or implied beyond those matters.

Sincerely,
/s/ FENNEMORE CRAIG, P.C.

FENNEMORE CRAIG, P.C.